EXHIBIT 99

                                           FOR IMMEDIATE RELEASE

              McCORMICK ANNOUNCES MAJOR RESTRUCTURING PROGRAM

     SPARKS, MD, OCT. 11 -- McCormick & Company, Incorporated today announced a comprehensive restructuring of its business operations, including plant consolidations, functional and departmental consolidations, and staff reductions. The Company expects to record a one-time, pre-tax charge of up to $66 million.

     Included in the charge is a reduction of approximately 600 positions, or 7% of McCormick's worldwide workforce.

     A large percentage of the workforce reductions will result from plant consolidations and the sale of one business unit.
Included are the following:

             Closing of the McCormick Flavor Group's production facility in Hayward, Calif.

               Products manufactured at Hayward will be produced at McCormick's facility in Salinas, Calif.

             Closing of McCormick's Food Service Division's spice production operation in Hunt Valley, Md. Products manufactured at the Food Service spice plant will be produced at the Company's consumer products plant in Hunt Valley.

             Realignment of some of McCormick's operations in the United Kingdom.

             Sale of McCormick's Golden West Foods subsidiary in
Bedford, Va.

     The Company also announced the following:

             Some functional activities will be consolidated, primarily in the Company's Hunt Valley operations.

             Some staff reductions will occur within and between functions And departments throughout the Company.

             A Voluntary Special Retirement Program will be offered.

     "The decision to take these actions is an investment for the future," stated H. Eugene Blattman, President and Chief Executive
Officer. "These actions are being undertaken during a period of solid financial performance in order to continue building shareholder value.

     "We are committed to enhancing our worldwide leadership
position.   We will meet our financial objectives by growing the
McCormick brands, ensuring our low cost producer status, and supporting our global expansion strategies."

     Plant closings will occur during the next 24 months. Staff reductions will begin no earlier than February 1, 1995. Affected employees will be notified immediately.

     Concluded Mr. Blattman, "We have taken these steps after thorough evaluation and planning. Strong consideration has been given to the impact on our employees. The Voluntary Special Retirement Program should create openings to absorb some displaced employees. We will also provide enhanced severance benefits as well as transition and outplacement services.

     "These actions are designed to generate continued long-term growth and profitability, meet the competitive challenges of the future, and enhance shareholder and employee value as an independent company."

     McCormick is the international producer of spices, seasonings, flavorings, and specialty foods.
                                  # # #
For information:
(410)  771-7310
10/94